[LOGO]             APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
ARCA               7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000
INCORPORATED





FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810


           ARCA ANNOUNCES PLANS TO OPEN APPLIANCESMART FACTORY OUTLET
                     IN APPLE VALLEY, MINNESOTA, IN OCTOBER

     NEW APPLIANCESMART EXPECTED TO BE LARGEST APPLIANCE SHOWROOM IN MIDWEST

SEPTEMBER 25, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a 49,000-square-foot ApplianceSmart superstore outlet on October 12 in a retail complex in Apple Valley, Minnesota, a southern suburb of the Minneapolis/St. Paul metropolitan area.

Located at 7370 West 153rd Street in Apple Valley, or one block south of the intersection of Cedar Avenue and Highway 42, the new superstore will be ApplianceSmart's ninth nationally and fourth in the Twin Cities. The Apple Valley factory outlet, which will be the fourth ApplianceSmart opened in 2001, is believed to be the largest appliance showroom in the Midwest and one of the largest in the nation.

Like all ApplianceSmart outlets, the Apple Valley location will carry a wide range of special-buy major household appliance brands, including closeouts, factory overruns and discontinued models. ApplianceSmart sells these virtually new appliances at a discount to retail.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We believe our new Apple Valley outlet will benefit from its excellent, high-traffic retail location, which includes such neighboring stores as Cub Foods, Target, K-Mart, Best Buy and OfficeMax. The size of this ApplianceSmart outlet also will enable us to provide customers with unprecedented selection. At the time of its opening, this store will have approximately 4,000 high-quality, special-buy


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appliances on its showroom floor. In addition, this expansion is important from a strategic standpoint, since this will be our first ApplianceSmart in the large south suburban market of the Twin Cities. Equally key, with four outlet stores in the Minneapolis/St. Paul market, we are now developing a critical mass that will enable us to leverage advertising and other overhead expenses."

The Company previously reported that same-store sales for the second quarter of 2001 ended June 30, a comparison of the four ApplianceSmart outlets open during the entire second quarters of 2001 and 2000, increased 22%.

As of September 2001, ApplianceSmart was operating three stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles.

ABOUT ARCA
Through its ApplianceSmart operation, ARCA is one of the nation's leading retailers of special-buy household appliances. These special-buy appliances, which typically are not integrated into the manufacturer's normal distribution channel, are sold by ApplianceSmart at a discount to full retail. ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com
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